Exhibit 11

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 2, 2016

BlackRock Municipal Income Investment Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock Municipal Income Investment Trust —
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Municipal Income Investment Trust, a Delaware statutory trust (the “Acquiring Fund”), in connection with the issuance of the Acquiring Fund’s common shares of beneficial interest, par value $0.001 per share (the “Shares”), pursuant to the Agreement and Plan of Reorganization (the “Agreement”), dated as of the date hereof, by and between the Acquiring Fund and BlackRock Municipal Bond Investment Trust, a Delaware statutory trust (the “Target Fund”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Form N-14 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i)         the notification of registration on Form N-8A (File No. 811-10333) of the Acquiring Fund filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 Act, as amended, on April 3, 2001;

BlackRock Municipal Income Investment Trust

February 2, 2016

(ii)         the Registration Statement on Form N-14 (File Nos. 333-208640 and 811-10333) of the Acquiring Fund relating to the Shares, filed with the Commission on December 18, 2015 under the Securities Act, and as proposed to be amended by Pre-Effective Amendment No. 1 on or about the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)         copies of the Acquiring Fund’s Certificate of Trust, dated March 30, 2001, and a Certificate of Amendment to the Certificate of Trust, dated September 12, 2008, each as certified by the Secretary of State of the State of Delaware, and each certified by the Secretary of the Acquiring Fund (collectively, the “Certificate of Trust”);

(iv)         a copy of the Acquiring Fund’s Amended and Restated Agreement and Declaration of Trust, dated May 31, 2001, and a Certification Evidencing Amendment, dated February 11, 2011 (collectively, the “Declaration of Trust”), as certified by the Secretary of the Acquiring Fund;

(v)         a copy of the Acquiring Fund’s Statement of Preferences of Variable Rate Demand Preferred Shares, dated September 13, 2011, an Amendment to the Statement of Preferences of the Variable Rate Demand Preferred Shares, dated October 22, 2015, and a Notice of Special Rate Period, dated October 22, 2015 (collectively, the “Statement of Preferences”), as certified by the Secretary of the Acquiring Fund;

(vi)         a copy of the Acquiring Fund’s By-Laws, as amended and currently in effect (the “By-Laws” and together with the Certificate of Trust, the Declaration of Trust and the Statement of Preferences, the “Governing Documents”), as certified by the Secretary of the Acquiring Fund;

(vii)         a copy of the executed Agreement, as certified by the Secretary of the Acquiring Fund;

(viii)         a copy of the written consent adopted by the Board of Trustees of the Acquiring Fund on December 18, 2015, relating to the Agreement, and authorizing the issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments thereto and related matters, as certified by the Secretary of the Acquiring Fund; and

(ix)         a copy of a certificate, dated January 25, 2016, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware as to the Acquiring Fund’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Acquiring Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Acquiring Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

BlackRock Municipal Income Investment Trust

February 2, 2016

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Acquiring Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Acquiring Fund and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

In addition, in rendering the opinion stated herein, we have further assumed that:

(a)         the Governing Documents are in full force and effect and have not been amended;

(b)         the Governing Documents are the only instruments or agreements creating the Acquiring Fund and providing for the governance of the affairs of the Acquiring Fund and the conduct of its business, and we do not express any opinion with respect to the effect of any other instrument or agreement as to the affairs of the Acquiring Fund and the conduct of its business;

(c)         neither the execution and delivery by the Acquiring Fund of the Agreement nor the performance by the Acquiring Fund of its obligations under the Agreement, including the issuance of the Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Acquiring Fund or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Acquiring Fund or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Acquiring Fund or its property is subject;

(d)         neither the execution and delivery by the Acquiring Fund of the Agreement nor the enforceability of the Agreement against the Acquiring Fund requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

BlackRock Municipal Income Investment Trust

February 2, 2016

(e)         any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time; and

(f)         the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Agreement, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreement, and compliance with all other terms, conditions and restrictions set forth in the Agreement and the Governing Documents, as applicable, in connection with the issuance of Shares have occurred.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Agreement and the transactions contemplated therein has been approved by shareholders of the Acquiring Fund in accordance with the Governing Documents and the Delaware Statutory Trust Act; (iii) the Agreement and the transactions contemplated therein has been approved by shareholders of the Target Fund (the “Target Fund Shareholders”) in accordance with the Target Fund’s certificate of trust, agreement and declaration of trust, statement of preferences, bylaws, or other comparable organizational documents, and the Delaware Statutory Trust Act; and (iv) the Shares have been (A) duly issued and delivered to the Target Fund for distribution to Target Fund Shareholders, in exchange for the Acquiring Fund’s acquisition of all of the Target Fund’s assets and assumption of substantially all of the Target Fund’s liabilities, in accordance with the terms of the Agreement, and (B) entered into the share record books of the Acquiring Fund, the issuance of the Shares will have been duly authorized by all requisite statutory trust action on the part of the Acquiring Fund under the Delaware Statutory Trust Act, and the Shares will be validly issued and fully paid and, under the Delaware Statutory Trust Act, neither the Target Fund nor the Target Fund Shareholders to whom the Target Fund delivers Shares in accordance with the terms of the Agreement will have any obligation to make further payments for the Shares or contributions to the Acquiring Fund solely by reason of their ownership of the Shares (except as provided for in Section 3.8 of the Declaration of Trust and except for their obligation to repay any funds wrongfully distributed to them).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very Truly Yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP